Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 14, 2007 by and between MFIC Corporation, a Delaware corporation (the “Company”), and Michael C. Ferrara (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Employment.  The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 below.  Executive warrants that he is not subject to any agreement or obligation that would prohibit or restrict his performance under this Employment Agreement.

2.             Position and Duties.

(a)           During the Employment Period (as defined in Section 4(a)), Executive shall serve as the Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”).  Executive shall have the duties and responsibilities of such position as well as such other duties and responsibilities as the Board may from time to time reasonably direct.  Subject to the Company’s bylaws, Executive shall also serve a director of the Company.

(b)           Executive’s principal place of employment will be the Company’s principal corporate office, currently located at 30 Ossipee Road in Newton, Massachusetts.  Executive shall travel as necessary for the proper performance of his duties and responsibilities.  The expense of such business travel shall be borne by the Company in accordance with Section 3(f) below.

(c)           The Company and Executive acknowledge and agree that this employment will require the full time and energies of Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from:  (i) serving on the governing bodies of the companies listed on Exhibit A or other companies for which he has obtained the prior written approval of the Board, (ii) engaging in charitable and public service activities, or (iii) managing Executive’s personal investments, provided that such activities under clauses (i) and (ii) are disclosed in writing to the Board in a notice that references this provision and the activities under clauses (i), (ii) and (iii) do not interfere with Executive’s availability or ability to perform Executive’s duties or responsibilities hereunder.

3.             Compensation: Salary; Bonuses; Stock Options and Other Benefits.

(a)           The Company shall pay Executive a base salary of $230,000 per year (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s customary payroll practices.  The Base Salary shall be subject to annual review by the Board.  Any increase in the Base Salary shall be determined by the Board in its sole discretion.

(b)           In connection with compensation for calendar year 2008, Executive shall be eligible to receive a performance bonus (the “Performance Bonus”) targeted on the amount in the following schedule, where:  (i) “EBITDA Percentage” is calculated as the Company’s earnings before interest, taxes, depreciation and amortization divided by the Company’s gross revenues, and (ii) all amounts used in said calculation are taken from the Company’s audited financial statements for 2008.

EBITDA Percentage	Target Amount
Less than 10%	$60,000
At least 10% but less than 11%	40% of base salary
At least 11% but less than 12%	50% of base salary
At least 12% but less than 13%	60% of base salary
At least 13% but less than 14%	70% of base salary
At least 14% but less than 15%	80% of base salary
At least 15% but less than 16%	90% of base salary
16% or more	100% of base salary

The Performance Bonus shall be determined by the Board, and may vary from the “Target Amount” set forth above, based on Executive’s success at achieving other performance objectives as may be established by the Board and Executive for the 2008 calendar year.  It is understood that Executive and the Board will seek to establish such other performance objectives within the first sixty (60) days of the calendar year.  The determination of whether and to what extent the agreed performance objectives for 2008 have been achieved and the actual amount of the Performance Bonus to be paid shall be determined by the Board in it sole discretion.  The Board shall consider Executive for a discretionary advance on the 2008 Performance Bonus, payable in June 2008 of up to $20,000 against his potential Performance Bonus for 2008.  The 2008 Performance Bonus shall be paid within thirty (30) days after release of the Company’s audited financial statements for calendar year 2008.  The payment of any Performance Bonus shall be conditioned upon Executive remaining in the Company’s employ through the date on which the Performance Bonus is paid.

(c)           It is intended that the Compensation Committee of the Board and Executive shall work together to create and implement performance bonus standards for future years of Executive’s employment hereunder.

(d)           The Company shall grant Executive an option (the “Option”) to purchase 300,000 shares of the Company’s common stock.  The grant shall be effective, and the exercise price of the Option shall be established as of the close of trading, on the Executive’s first day of employment hereunder (the “Grant Date”).  If the trading markets for the Company’s common stock are not in session on the Grant Date, the exercise price shall be established as of the close of trading on the next trading day thereafter.  The Option shall be granted pursuant to, and subject to all of the terms and conditions of, the MFIC Corporation 2006 Stock Plan (the “Plan”).

If a Change of Control (as defined below) occurs during the Employment Period, the Option shall immediately become vested as to all 300,000 shares.  Notwithstanding any other provision of this Agreement, all vesting shall cease immediately upon the end of the Employment Period.

(e)           Except as otherwise expressly provided herein, Executive shall be eligible to participate in the Company’s employee benefits as they may exist from time to time including its health insurance, life insurance, 401k and stock purchase plans (the “Employee Benefits”).  The Company’s current Employee Benefits are described in Exhibit B to this Agreement.  Executive’s participation in the Company’s employee benefit plans shall be subject to the terms, conditions and eligibility requirements of each plan, provided that the Company may alter, modify, add to, replace or delete any or all of its employee benefit plans at any time as the Company in its sole discretion deems appropriate.

(f)            Executive shall be eligible to earn and use three (3) weeks of paid vacation per calendar year, accruing at the rate of 1.25 days per month.  The use, accrual and carry over of vacation time shall be governed by the Company’s vacation policies in effect from time to time.

(g)           The Company shall reimburse Executive for all reasonable expenses he incurs in the course of performing his duties under this Agreement, to the extent consistent with the policies established by the Company from time to time with respect to travel and other business expenses and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.             Term.

(a)           The term of Executive’s employment pursuant to this Agreement (the “Employment Period”) shall commence on the Grant Date hereof and continue until such time as is specified by either party in its written notice to the other given no less than thirty (30) days’ in advance thereof, or until the Employment Period otherwise terminates as described in this Section 4.

(b)           The Employment Period shall terminate upon Executive’s death or upon the expiration of a continuous period of ninety (90) days during which Executive is unable to perform his assigned duties due to physical or mental incapacity (“Permanent Disability”).

(c)           In the event the Employment Period is terminated either by Executive for other than a Good Reason (as defined below) or by the Company for Cause (as defined below) or as a result of Executive’s death or Permanent Disability, then the Company shall have no further obligation to Executive hereunder other than as set forth in subsection (d) below.

(d)           In the event of a termination of the Employment Period for any reason, and in addition to any other payments that may be required pursuant to this Agreement, the Company will pay Executive or his designated beneficiary, or if no beneficiary has been designated in writing, to his estate:  (i) any Base Salary earned but not paid during the final payroll period of his employment through the date of termination, (ii) pay for any vacation time accrued but not used through the date of termination, and (iii) reimbursement for any unreimbursed expenses that have been properly incurred or that the Company has become obligated to pay prior to termination.

(e)           If the Employment Period is terminated by the Company without Cause, by Executive for Good Reason or by the Company for any reason within one hundred eighty (180) days of a Change of Control (as defined below) Executive shall be entitled to receive as severance:  (i) six (6) months of his Base Salary (as of the effective date of any such termination) payable in monthly installments, (ii) six (6) monthly payments of the amount that the Company would have contributed in continuation of Executive’s medical coverage if Executive had remained as an employee of the Company, and (iii) if the termination is effective prior to the end of a calendar year, Executive shall be entitled to a pro-rated portion of the bonus that would otherwise have been paid to Executive under this Agreement if Executive had remained employed until year-end; such pro-rated portion to be calculated by multiplying the amount determined pursuant to Section 3(b) or 3(c) of this Agreement, as the case may be, by the fraction obtained by dividing the day of the year upon which the termination became effective by 365.  The payment of the foregoing severance shall be contingent in all respects on Executive having theretofore executed (and not thereafter revoked) the general release of claims in the form attached hereto as Exhibit C.

(f)            Except as otherwise set forth above, all of Executive’s rights to employee benefits or payments from or in respect of the Company after the termination of the Employment Period shall cease upon such termination.

(g)           For purposes of this Agreement, “Cause” shall mean:  (i) the willful failure or refusal by Executive to perform his duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); (ii) Executive’s willful material breach of this Agreement or any material policy of the Company or its subsidiaries applicable to him that has been disclosed to him, which, if capable of cure, has not been cured within ten (10) business days after written notice of such breach delivered to Executive by the Board; (iii) Executive’s willful engaging in misconduct, or conduct deemed by the Board to be grossly negligent, with respect to the performance of his duties that is materially injurious to the Company, its subsidiaries, employees or customers, monetarily or otherwise, which, if capable of cure, has not been cured within ten (10) business days following written notice of such violation delivered to Executive by the Company, or (iv) any violation by Executive of Section 5 or 6 hereof; (v) Executive’s conviction of, or plea of guilty or nolo contendere, with respect to any felony or any crime involving dishonesty or fraud; (vi) any act of fraud, theft, or financial dishonesty with respect to the Company or any of its subsidiaries; or (vii) alcohol or substance abuse by Executive.

(h)           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:  (i) any material breach of this Agreement by the Company (or any successor or assignee of the Company), unless such breach is cured within ten (10) business days after receiving written notice of the breach from Executive; (ii) relocate its executive offices more than 50 miles from its current location; or (iii) a Change of Control (as defined below).  The foregoing definitions of Good Reason shall not be applicable, however, if the event constituting Good Reason occurs:  (i) with Executive’s express prior written consent, or (ii) in connection with termination of Executive’s employment for Cause or due to his death or Permanent Disability.

(i)            For purposes of this Agreement, “Change in Control” of the Company shall be deemed to have occurred if:  (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of:  (A) the outstanding shares of Common Stock of the Company, or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; (ii) the stockholders of the Company approve a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or any transaction having a similar effect.

(j)            In the event of any dispute regarding the existence of Executive’s Permanent Disability hereunder, the matter will be resolved by a physician qualified to practice medicine in the Boston metropolitan area who is on the staff of a university hospital and has no prior relationship with Executive, which physician shall be jointly selected by each of Executive (or his nominee) and the Board of Directors of the Company.  For this purpose, Executive will submit to all appropriate medical examinations.

5.             Confidential Information.  Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company (“Confidential Information”) are the property of the Company.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of a majority of the Board of the Company, unless and to the extent required by law, rule or regulation or pursuant to any administrative or court order.  The term “Confidential Information” shall not include:  (i) information which is generally available to the public or those in the Company’s industry as of the date of execution of this Agreement or which later becomes generally available to the public or those in the Company’s industry other than as a result of Executive’s prohibited disclosure; (ii) information which comes to Executive from a bona fide third party source so long as such source was not, to Executive’s knowledge, prohibited from providing such information to Executive by any contractual, legal, fiduciary or other obligation; and (iii) information which was known to Executive before such information was obtained from the Company.  The foregoing provision shall not be deemed to supersede or limit any other agreement between Executive and the Company relating to confidential information of the Company, but shall be deemed to be in addition to the provisions thereof.  To the extent there arises any irreconcilable conflict between this Agreement and any such other agreement, the provisions of the other agreement shall control.

6.             Non-Compete; Non-Solicitation.

(a)           Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company.  Therefore, Executive agrees that:  (i) during the Employment Period and for a period of twelve (12) months thereafter (the “Noncompete Period”), he shall not, directly or indirectly:  (i) engage in any Competitive Business (as defined below); (ii) render any services to any Competitive Business; or (iii) acquire a financial interest in any Competitive Business.  For purposes of this Agreement, the phrase “engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.  “Competitive Business” means a business that is engaged, itself or through an affiliate, in the production, sale, provision or distribution of products or services, or research or development intended to create products or services, competitive with the Company’s:

(i)            high-shear processing equipment used to: (A) produce sub-micron and nanoscale liquid and solid particles in emulsions and dispersions for the biotech, pharmaceutical, chemical/coatings, personal care/cosmetics and food industries, and (B) perform cell disruption (lysis), or (C) create liposomal encapsulation of a variety of products;

(ii)           chemical reactor equipment for: (A) the continuous production of nanoscale products through chemical reaction, or (B) crystallization processes to produce drug and other nanosuspensions for the pharmaceutical and biotechnology industries; or

(iii)          future products, equipment or services developed;

as such products, equipment or services exist or are contemplated during Executive’s employment hereunder.

Without limiting the generality of the foregoing, and solely for purposes of providing examples, certain of the companies that the parties agree would constitute Competitive Businesses are listed in Exhibit D attached hereto.  Nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the outstanding stock of any class of an entity which is publicly traded, so long as Executive has no active participation in any aspect of the business of such entity.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another entity:  (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand; (ii) hire any person who is or at any time was an employee of the Company earlier than six (6) months after such individual’s employment relationship with the Company has ended; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand.  Clauses (i) and (iii) of the preceding sentence shall not apply to any general advertising or solicitation.

(c)           If, at the time of enforcement of this Section a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).

7.             Executive and Company Representations.  Executive hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  The Company hereby represents and warrants to Executive that:  (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

8.             Ownership of Intellectual Property.  Executive hereby assigns, and agrees to take any further actions both during and after the Employment Period as the Company may deem necessary or appropriate to cause all right, title and interest in, any and all intellectual property developed by (or with the assistance of) Executive during the Employment Period.  Without limiting the generality of the foregoing, it is specifically agreed that:

(a)           if Executive contributes to any patentable invention arising out of or in the course of Executive’s employment hereunder, any such patentable invention shall be the exclusive property of the Company, which shall have the exclusive right to file patent applications for the benefit of the Company.  Executive hereby agrees to irrevocably assign to the Company any rights Executive may have as an inventor in respect of such invention and to co-operate with the Company and provide all necessary assistance in the filing and prosecution of such patent applications;

(b)           all copyrights and similar rights in all works created by Executive in the course of his employment hereunder shall be the exclusive property of the Company from the inception of the creation thereof; and

(c)           Executive shall execute the Company’s Invention Assignment and Proprietary Information Agreement in the form of Exhibit E to this Agreement.  To the extent there arises any irreconcilable conflict between this Agreement and any such other agreement, the provisions of this Agreement shall control.

Executive hereby waives all moral rights, rights of paternity, or any other rights implicit to the creation of any and all such intellectual property.

9.             Survival.  Sections 4, 5, 6 and 8 through 17 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

10.          Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be delivered and receive five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; one business day after having been sent by reputable overnight courier; when personally delivered or sent by facsimile communications equipment of the sending party on a business day, or if not on a business day on the next succeeding business day thereafter; and in each case addressed to the respective party at the address set forth below or to such other changed addresses as the party may have fixed by notice as provided herein:

Notices to Executive:

Michael C. Ferrara

140 Mount Vernon St., #4

Boston, MA  02108

Notices to the Company:

MFIC Corporation

30 Ossipee Road

Newton, MA 02464

Attention:  Chairman of the Board of Directors

With a copy to:

MFIC Corporation

30 Ossipee Road

Newton, MA 02464

Attention:  General Counsel

11.          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.          Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.          Counterparts.  This Agreement may be executed in separate counterparts, including via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.  It is understood that when and if the Company establishes a subsidiary in the United States the Company shall be permitted to assign this Agreement to that subsidiary, which subsidiary will succeed to the terms of this Agreement by novation.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15.          Dispute Resolution; Attorneys’ Fees and Costs.  The Company and Executive agree that, except for those disputes for which equitable remedies are appropriate, all disputes arising in connection with the subject matter of this Agreement shall be submitted solely and exclusively to final and binding arbitration pursuant to the prevailing National Rules for the Resolution of Commercial Disputes of the American Arbitration Association (“AAA”), to be decided by a single, neutral arbitrator appointed in accordance with the AAA’s rules.  Such arbitration shall proceed in Boston, Massachusetts, and the Demand for Arbitration shall only be filed with the AAA after the initiating party provides the other party(s) with at least thirty (30) days’ advance notice of the contemplated demand.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The initiating party shall advance the arbitration filing fee, and all other AAA administrative fees shall be shared equally by the parties to such a dispute, subject to apportionment by the arbitrator in the award.  Each party shall be solely responsible for its own costs and attorneys’ fees, subject to apportionment by the arbitrator in the award.  If any action seeking equitable remedies is instituted by either party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which that party may be entitled.

16.          Choice of Law.  This Agreement will be governed by the internal law, and not the laws of conflicts that would give effect to the laws of another jurisdiction, of the Commonwealth of Massachusetts.

17.          Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MFIC Corporation

By:	/s/ James N. Little
James N. Little, Acting Chairman

Michael C. Ferrara

/s/ Michael C. Ferrara

Exhibit A

LIST OF COMPANIES FOR WHICH EXECUTIVE CURRENT SERVES
ON THE GOVERNING BODY

Board of Directors of Integration Capital & Trade, Inc., an investment company based in New York, NY

Board of Advisors of PureColor, Inc., a Delaware corporation, based in Santa Fe, NM

Exhibit B

MFIC BENEFITS SUMMARY(1)

(Microfluidics Division)

EMPLOYEE BENEFIT	SUMMARY DESCRIPTION
(a) 401 K Plan	Currently includes 16 options from various fund families. No waiting period. Full vesting after 3 years of service.
(b) Flexible Spending Account	Pre-tax premium contributions for company medical and dental plans. Pre-tax set aside plan for out-of-pocket medical expenses and dependent day care expenses.
(c) Paid Holidays	10 paid holidays per year.
(d) Life, ADD, & LTD Insurance	Fully paid by the Company. Life is 1.5 times salary, capped at $50,000. LTD is 66 2/[3]% of salary after 90 days of continuous disability.
(e) Medical Insurance	Blue Cross Blue Shield Enhanced Value Plan. 78% of premium cost paid by employer for full-time employees. Three tiers available (single, double, and family).
(f) Dental Insurance	Guardian Dental coverage. 78% of premium cost paid by employer for full-time employees. Three tiers available (single, double, and family).
(g) Sick Leave Benefits	7 days of sick-time per calendar year. Pro-rated for part-time employees.
(h) Short-term Disability	A self-insured salary continuation plan designed to provide a bridge to LTD eligibility. Employees with at least six months of service will be paid a minimum of 60% of salary for up to 65 days.
(i) Vacation Benefits	Employees receive 10 days of vacation during first year of service. 15 days of vacation after one year. 18 days of vacation after 5 years. 24 days of vacation after 10 years.
(j) Tuition Reimbursement	100% reimbursement for grades of A or B. 50% reimbursement for grade of C. Prior approval required. Yearly cap of $5000 will apply
(k) Other Benefits • Paid Bereavement Leave • Paid Jury Duty • Paid Maternity Leave • Family/Medical Leave • Employee Stock Purchase Plan • Incentive Stock Option Grants • Credit Union Membership	As described in the Policies and Procedures Handbook

(1)                                  This summary is not intended to be a definitive statement of all of our policies but a brief overview. At all times the Policies and Procedures Handbook, together with plan descriptions available upon request from the Company’s Human Resources Department, shall be the controlling document.

Exhibit C

FORM OF RELEASE AGREEMENT

                1.             Release.  Michael C. Ferrara (“Executive”), on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue MFIC Corporation (the “Company”), its divisions, subsidiaries, parents, majority unit holders or affiliated companies, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from or arising out of any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, The Massachusetts Fair Employment Practices Act, M.G.L 151B or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to Executive’s right to enforce any obligation of the Company to Executive pursuant to Section 4 of the Employment Agreement dated as of November    , 2007 by and between the Company and Executive or to file a charge of discrimination with the U.S. Equal Opportunity Commission (“EEOC”) or with any state or local anti-discrimination agency or to participate in an investigation conducted by the EEOC or any such agency.  However, Executive has agreed to waive his right to any damages or other recovery resulting from any action brought by the EEOC or any other state or local agency on his behalf or on behalf of a class of which he may be considered a member.

                2.             [Deemed included if California law ever becomes applicable] Waiver of Civil Code Section 1542.  This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the “Claims”).  Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

                3.             Additional Release by Executive.  In addition to the release set forth in Section 1 above and subject to the actions excluded from that Section 1, Executive, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee (individually and collectively, “Individual Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action (collectively, “Known Claims”), arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company.  Executive represents and agrees that he has no knowledge of any facts or circumstances that may reasonably constitute or lead to any such Known Claim.

                4.             ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

(a)                                  In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b)                                 He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)                                  He was given a copy of this Agreement on [                  , 20     ] and informed that he had twenty-one (21) days within which to consider the Agreement; and

(d)                                 He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

                5.             No Transferred Claims.  Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of Massachusetts that the foregoing is true and correct.

EXECUTED this                         day of                               20    .

“Executive”

Michael C. Ferrara

Exhibit D

EXAMPLES OF COMPANIES THAT ARE CURRENTLY CONSIDERED “COMPETITIVE BUSINESSES”

COMPANY	TRADE NAME(S)	TYPE / EQUIPMENT	ADDRESS

INVENSYS plc (formerly APV Group plc acquired 1997)			500 Research Dr., Wilmington, MA 01887
APV Gaulin	Manton Gaulin	homogenizer
APV Crepaco
APV Rannie		homogenizer
APV Union Homogenizer		homogenizer
APV Chemical Machinery, Inc. (formerly Baker Perkins)
Applied Science Karasawa Lab & Co	Ultimaizer —See Ultimaizer below	high pressure fluid jet shear/cavitation	3-27, Minami-Nakano,Ohmiyashi, Saitama 33O JAPAN
Avestin, Inc.	EmulsiFlex C5, C50, C55, C160, EmulsiFlex-C1000 production, LiposoFast	cell disruptors, homogenizers/emulsifiers	76 Frank St, Ottawa, Ontario, K2P OX2 CANADA
Bayer AG	High Pressure Homogenizer	Liposomal encapsulator for pharmaceuticals	Germany
BEEI (Best Emulsifying Equipment International)	Nano DeBEE, Micro DeBEE, Mini DeBEE, DeBEE 2000 Pilot, DeBEE 2000P Production Homogenizers	high pressure fluid jet shear/cavitation	Ramat Gavriel, Migdal Haemek, 10550 ISRAEL
Branson Ultrasonics		homogenizers/emulsifiers, cell disruptors	Eagle Road, Danbury, CT 06813
Bran & Luebbe GmbH (SPX)	Meganizer, Pentax	high-pressure homogenizer, Multi-Frequency Fluid Mixers	Werkstrasse 4 D22844 Norderstedt, Germany
Braun Instrument	Braunsonic	ultrasonic homogenizer/cell disruptor	875 Stanton Road, Burlingame CA 94010
Brinkman Instruments	Kinematica Polytron	homogenizer emulsifier, disperser and mixer	One Cantiague Rd, Westbury, NY 11590
Chemineer, Inc.	Greerco	portable impeller mixers, homogenizers,colloid mills	P.O. BOX 1123, Dayton, OH 45401
Constant Systems Ltd.	Cell Disruptor	high pressure jet impingement	Unit 11, Low March,Daventry Northamptonshire NN11 4SD, U.K. - Tel: 44 1327 314146
EKATO SYSTEMS GmbH	NANOmix	high pressure pump homogenizer	Käppelemattweg 2, 79650 Schopfheim, Germany

FES International, Inc.	HP-50, HP-300, HP-700, HP-1400	high pressure pump homogenizer	2120 Auto Centre Drive, Glendora, CA 91740
Fisher	Touch Mixer
Five Star Technologies	Caviflo, Cavimax & Cavipro	mid-to-ultra high shear mixers/homogenizers	21200 Aerospace Pkwy, Cleveland, OH 44142
Glen Creston	Dyno Mill, Ecm, Emulsiflex	jet bead mill (fluidized), high pressure homogenizer	16 Dalston Gardens; Stanmore, Middlesex, HA7 1BU, UK
Glen Mills, Inc.	Dyno-Mill, Polytron, Megatron, Sonicator French Press, Micromincer,Tissue Tearor	bead & hammer mills, rotor stator homogenizers, ultrasonic dispersing/homogenizing	395 Allwood Road, Clifton, NJ 07012
Ilshin Autoclave ISA	NanoDisperser	High pressure disperser, emulsifier, liposomal encapsulator & cell disruptor	1688-15 Shinii-Dong, Daeduck-Gu, Taejon, Korea 306-230
Kinematica AG	Polytron & Megatron		Lucerne, Switzerland
Koruma (ROMACO)	Disho Inline	homogenizer, rotor stator mixer	Germany
Krupp AG	Krupp Industrie Technik	colloid mill	Germany
Misonix, Inc.	MICROSON	ultrasonic cell disruptor	1938 New Highway, Farmingdale, NY 11735
Nanomizaa, KK	NANOMIZER	Hi-pressure, homogenizer, emulsifier, disperser	(Sayama Trading Co.) JAPAN
Niro-Soavi S.P.A. (owner GEA Group Group Aktiengesellschaft) www.geagroup.com/en/	Panda, Pony, Panther, Soavi High Pressure Homogenizer	Low and high pressure homogenizers	1600 County Rd. Ft., Hudson, WI 54106 GEA - Bochum, Germany
NanoJet - Haskel International	LAB 8H & LAB 30P, LAB 15H & LAB 30H	homogenizer (M* knockoff)	Dortmund, Germany
Omni International		homogenizers & emulsifiers	6530 Commerce Ct, Warrenton, VA 20187
Parr Instruments Co.		decompression bomb-cell disruptor	211 53rd Street, Moline, IL 61265-9984
SLM/Aminco		french press / cell disruptor
Sonic Corp.	SONOLATOR	ultrasonic cell disruptor	One Research Dr., Stratford, CT 06497
Sonics & Materials Inc.	VIBRA CELL	ultrasonic cell disruptor	Kenosha Ave, Danbury, CT
Stansted Fluid Power Ltd.	nm-GEN, AO, TC,		70 Bentfield Rd., Stansted, Essex, U.K.
Ultimaizer — Sugino Machine Ltd (Itochu Sanki Corporation) (formerly Karasawa Labs)	ULTIMAIZER	hi-pressure, homogenizer, emulsifier, disperser	JAPAN & 1380 Hamilton Pkwy Itasca,IL 60143 U.S.A

Exhibit E

FORM OF INVENTION ASSIGNMENT AND PROPRIETARY
INFORMATION AGREEMENT

[ See Attached ]

INVENTION ASSIGNMENT AND PROPRIETARY

INFORMATION AGREEMENT

In consideration of employment by MFIC Corporation and/or its subsidiary, Microfluidics Corporation (collectively the “Company”), and the compensation received therefore, I agree that:

1.             I hereby assign to the Company my rights and all interests in inventions, improvements and discoveries, original works of authorship, formulas, processes, computer programs, and trade secrets (the “Inventions”) made, conceived or first reduced to practice or created by me, either alone or jointly with others, during my period of employment by the Company, whether or not in the ordinary course of my employment. This applies to inventions and discoveries which relate to the current business of the Company, or business which the Company may reasonably be expected to enter.

2.             I will promptly disclose in confidence the Inventions to the appropriate Company designee and will assist the Company in any reasonable manner to protect and implement these for its benefit.  On request, I will participate in the patent process or other activities to carry out the purpose of this Agreement, without further consideration, but at the expense of the Company. If such actions are required after termination of my employment I will be entitled to a fair and reasonable per diem fee plus expense reimbursement, if incurred at the request of the Company.

3.             I agree that all Inventions that: (a) are developed using equipment, supplies, facilities or trade secrets of the Company, or (b) result from work performed for the Company, or (c) related to the Company’s business or anticipated research and development, will be the sole and exclusive property of and are hereby assigned to the Company.

4.             Without prior written consent of the Company, I will not, during my employment by the Company, engage in any employment or activity for others, in any business in which the Company is or may reasonably be expected to be active.

5.             During my employment by the Company, or thereafter at any time, I will not disclose to others or use for my benefit trade secrets or confidential information of the Company (as defined below) and that of its clients or other business relationships, except as necessary in the ordinary course of performing my duties with co-workers or as otherwise permitted by the Company’s Board of Directors in writing.  For the purposes of this Agreement the Company’s confidential information shall be deemed to include but not be limited to:  (i) trade secrets, know-how, designs, technical information, techniques, processes, functioning, diagrams, schematics, timing, measurements, tolerances, quantification of physical forces exerted, materials and methods of construction relating to or embodied within the Microfluidizer device and, in particular, within its interaction chambers and auxiliary processing modules, (ii) the identity of the Company’s customers, suppliers and vendors, non-public financial information including  price lists, budgets, financial plans and projections (the “Confidential Information”).

6.             I will not use or disclose in the course of my employment for the Company any trade secrets or Confidential Information belonging to others.

7.             Upon termination or resignation, I shall turn over to the Company all written and visual materials, and computer data storage diskettes and/or other storage media pertaining to my work and other pertinent Confidential Information or other equipment, parts, or information of the Company.

8.             I agree that in the event of my breach of this Agreement the Company’s available damages and remedies at law would be inadequate and, accordingly, the Company shall have the right to obtain temporary and/or permanent injunctive relief or its equivalent under domestic or foreign law against me to prevent the unauthorized use or disclosure of any Confidential Information as well as all other remedies that may be available to the Company.  I further agree that all legal and equitable rights, remedies and damages available to the Company shall be considered cumulative and the use or choice of a particular remedy, damage or relief shall not preclude the Company’s further exercise of other rights, remedies and damages.

9.             This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to its internal conflicts of laws provisions.  I hereby consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or such other jurisdiction as the Company may find more convenient or effective for the prosecution of any action hereunder.

10.           This Agreement represents the entire agreement between the parties relating to the subject matter hereof and supersedes any previous understanding or agreement.

11.           I agree that the provisions of this Agreement are severable.  If any provision hereof shall be declared to be invalid or unenforceable for any reason, such unenforceability shall not effect the enforceability of the remaining provisions of the Agreement, and such provision shall be reformed and construed to the extent permitted by law so that the remainder is valid and enforceable.

                Signed as a sealed instrument this            day of                       , 200   .

EMPLOYEE

____________________________________________

____________________________________________

Printed Name

____________________________________________

Witness